                                                                    Exhibit 10.1

                     AGREEMENT OF PURCHASE AND SALE OF STOCK

                                  April 6, 2000

         THIS AGREEMENT OF PURCHASE AND SALE OF STOCK (this "AGREEMENT"), is dated as of the date set forth above, and is made and entered into by and among the Pathways Group, Inc., a Delaware corporation ("Pathways"), Smart Card Solutions, Inc., a Colorado corporation, as the sole shareholder ("Shareholder") of Smart Card Solutions Acquisition, Inc., a Colorado corporation
("Corporation"), and Corporation.

                                    RECITALS

         A. Shareholder recently formed Corporation for the purpose of making the exchange of stock set forth below. Shareholder has represented that it owns all the outstanding stock of Corporation.

         B. Pathways desires to purchase from Shareholder, and Shareholder desires to sell to Pathways, all the outstanding stock of Corporation (the Shares) in exchange for Pathways Preferred Stock (as defined in Section 2.3.1 below) in a stock for stock transaction intended to qualify as a tax-free reorganization under the Code (as defined in Section 1.4 below).

         C. The Boards of Directors of Pathways, Shareholder and Corporation (collectively, the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the shareholders of the Constituent Corporations that Pathways purchase all the outstanding stock of Corporation from Shareholder.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this agreement, Pathways, Shareholder and Corporation hereby agree as follows:

         1. DEFINITIONS. The following terms when used herein have the meanings set forth below:

                  1.1 "AFFILIATE" has the meaning set forth in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                  1.2 "CLOSING" and "CLOSING DATE" have the respective meanings set forth in SECTION 8.

                  1.3      "COBRA" has the meaning set forth in SECTION 3.11(c).

                  1.4 "CODE" means the Internal Revenue Code of 1986, as amended.

                  1.5      "DOL" has the meaning set forth in SECTION 3.11(b).


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

                  1.6 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  1.7      "ERISA AFFILIATE" has the meaning set forth in
                           SECTION 3.11(a).

                  1.8 "ENCUMBRANCES" means, with respect to an item, claims, liabilities, liens, pledges, mortgages, restrictions, options, charges and encumbrances of any kind, whether accrued, absolute, contingent or otherwise, affecting that item.

                  1.9 "GAAP" means generally accepted accounting principles, consistently applied.

                  1.10 "GOVERNMENT CONTRACT PARTY" means any independent or executive agency, division, subdivision, audit group, or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                  1.11 "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

                  1.12     "IRS" has the meaning set forth in SECTION 3.11(b).

                  1.13 "LICENSED INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.10(a).

                  1.14 "MATERIAL ADVERSE EFFECT" with respect to an entity means a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations of such entity and its Subsidiaries, taken as a whole.

                  1.15 "SUBSIDIARY" means, with respect to any parent corporation or other entity, a corporation or other entity in which a percentage of its voting securities sufficient to elect at least a majority of the Board of Directors or other managers is owned or otherwise controlled, directly or indirectly, by such parent corporation or other entity.

                           "TAX" means all federal, state, local and foreign income, property, employment, sales, use, license, payroll, occupation, franchise, occupation, recording, value added, transfer, excise and other taxes, fees, levies or assessments of any nature whatsoever (whether payable directly or by withholding) and, with respect to such tax, any estimated tax, interest, penalties and


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

                  additions and related charges of Governmental Entities.

         2.       PURCHASE AND SALE OF STOCK.

                  2.1 TAX-FREE REORGANIZATION. Shareholder and Pathways adopt this Agreement as a plan of reorganization under Code Section 368(a)(1)(B).

                  2.2 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Shareholder will transfer and convey the Shares to Pathways, and Pathways will acquire the Shares from Shareholder.

                  2.3 CONSIDERATION AT CLOSING. As full payment for the transfer of the Shares by Shareholder to Pathways, in accordance with the provisions of Section 8, (Closing Provisions) Pathways must deliver the following at closing:

                           2.3.1 Two Hundred Eighteen Thousand Seven Hundred Fifty (218,750) shares of Series B Convertible Preferred Stock of Pathways ("Pathways Preferred Stock"), the terms and conditions of which are attached hereto as Exhibit A.

                           2.3.2 Shareholder may not exercise any conversion rights or privileges with respect to the Pathways Preferred Stock for one year from the date of issuance of Pathways Preferred Stock to Shareholder.

                           2.3.3 Subject to any adjustments detailed in Exhibit A, if, after the expiration of exactly one year from that date of issuance of the Pathways Preferred Stock ("Anniversary Date"), the market price of Pathways' publicly traded common stock is less than $8.00 per share, each share of Pathways Preferred Stock shall be convertible into two shares of Pathways' publicly traded common stock. If, on the Anniversary Date, the market price of Pathways' publicly traded common stock is equal to or exceeds $8.00 per share, each share of Pathways Preferred Stock shall be convertible into one share of Pathways' publicly traded common stock.

                           2.3.4 The form of Certificate of Designation of the Pathways Preferred Stock is attached hereto as Exhibit A.

         3. REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES. Except as set forth in the Disclosure Schedule attached hereto as Exhibit B, which refers to the Section of such representations and warranties as are thereby qualified, Corporation and Shareholder ("Selling Parties") represent and warrant to Pathways as set forth below.

         3.1 ORGANIZATION. Corporation and Shareholder are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado and each has all requisite corporate power and authority to own, operate and lease properties and to carry on its business as it is now being conducted. Corporation and Shareholder are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its


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

business or properties makes such qualification or licensing necessary except where the lack of such qualification or licensing (individually or in the aggregate) would not have a Material Adverse Effect on Corporation or Shareholder. True, correct and complete copies of Corporation's and Shareholder's Articles of Incorporation and Bylaws, as in effect on the date hereof and as will be in effect immediately prior to the Closing, have been delivered to Pathways.

         3.2 CAPITALIZATION. The issued and outstanding capital stock of Corporation consists of, and immediately prior to the Closing will consist of, 10,000,000 shares of Corporation's Common Stock. All such issued and outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable and were issued and sold in compliance with all applicable securities laws. As of the date of the closing of this Agreement there are no outstanding options to purchase shares of Corporation's or Shareholder's Common Stock. Except for the foregoing, there are no outstanding rights, options, warrants, conversion rights or other agreements for the purchase or acquisition from Corporation or Shareholder of any shares of its capital stock or securities convertible into or exchangeable for any shares of such capital stock. There are no preemptive rights to purchase or otherwise acquire any securities of Corporation or Shareholder pursuant to any provisions of law, the Articles of Incorporation or Bylaws of Corporation or Shareholder, or any agreement to which Corporation or Shareholder is a party or otherwise. There is no voting or stock restriction agreement, proxy or similar agreement to which Corporation or Shareholder is a party. There are no outstanding contractual obligations, commitments, understandings or arrangements of Corporation or Shareholder to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Corporation or Shareholder and, except as contemplated by this Agreement, there are no irrevocable proxies with respect to shares of capital stock of Corporation or Shareholder.

         3.3      POWER, AUTHORIZATION AND VALIDITY.

                  (a) Corporation and Shareholder have the corporate right, power, legal capacity and authority to execute and deliver, and to consummate the transactions contemplated by this Agreement and, subject to such approval of the same by Corporation's or Shareholder shareholders as may be required by law, to perform their respective obligations under this Agreement. The execution and delivery of, and the consummation of the transactions contemplated by this Agreement, have been duly and validly approved and authorized by the Board of Directors of Corporation and Shareholder and all other necessary corporate action on the part of Corporation and Shareholder, except for approval by Corporation's shareholders.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Corporation or Shareholder in connection with the execution and delivery of, and the consummation by Corporation or Shareholder of the transactions contemplated by, this Agreement, except for the filing of appropriate documents with the relevant authorities of other states in which Corporation and Shareholder are qualified to do business.


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

                  (c) Upon the execution and delivery of this Agreement by Corporation and Shareholder, this Agreement will constitute a valid and binding obligation of Corporation and Shareholder, enforceable against Corporation and Shareholder in accordance with its terms.

         3.4 NO VIOLATION OF EXISTING AGREEMENTS. he execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, (i) any provision of the Articles of Incorporation or Bylaws of Corporation or Shareholder, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Corporation or Shareholder is a party or by which Corporation or Shareholder or any of their properties or assets are bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Corporation or Shareholder or their properties or assets. The consummation of the transactions contemplated by this Agreement will not require the consent of any third party or have a material adverse effect upon any such right, license, franchise, lease or agreement.

         3.5 SUBSIDIARIES. Corporation (except as mentioned in this Agreement) and Shareholder (i) have no Subsidiaries, (ii) do not own or control (directly or indirectly) any capital stock, bonds or other securities of, and do not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and (iii) do not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

         3.6      FINANCIAL STATEMENTS.

                  (a) Corporation and Shareholder have delivered to Pathways the Corporation's and Shareholder's Financial Statements. Except as expressly set forth in the notes, exhibits or schedules thereto, the Corporation and Shareholder Financial Statements have been prepared in accordance with GAAP and present fairly the financial position of Corporation and Shareholder as of their respective dates and the results of operations, equity transactions and cash flow of Corporation and Shareholder for the periods indicated.

                  (b) Corporation and Shareholder have no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against on the Corporation or Shareholder balance sheet included in the Corporation's and Shareholder's Financial Statements (the "CORPORATION BALANCE SHEET" and "Shareholder Balance Sheet," respectively), except for those that are not required by GAAP to be included in a balance sheet or the notes thereto. The reserves, if any, reflected on the Corporation Balance Sheet or Shareholder Balance Sheet are adequate in light of the contingencies with respect to which they are made.

                  (c) The accounts receivable shown on the Corporation Balance Sheet and on the Shareholder Balance Sheet arose in the ordinary course of business and have been collected, or are reasonably expected to be collectible in the book amounts thereof, less an amount not in


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

excess of the allowance for doubtful accounts and returns provided for in the Corporation Balance Sheet or in the Shareholder Balance Sheet, as the case may be. The accounts receivable of Corporation and Shareholder arising after the date of the Corporation Balance Sheet or Shareholder Balance Sheet and before the date of this Agreement are on Section 3.6(c) of the Corporation Disclosure Schedule or Shareholder Disclosure Statement and arose in the ordinary course of business and have been collected, or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Corporation or Shareholder. None of such accounts receivable is subject to any valid and material claim of offset or recoupment or counterclaim, and neither Corporation nor Shareholder has any knowledge of any specific facts that would be likely to give rise to any such claim; no material amount of such accounts receivable is contingent upon the performance by Corporation or Shareholder of any obligation; and no agreement for deduction or discount has been made with respect to any such accounts receivable.

                  (d) The inventories shown on the Corporation Balance Sheet or Shareholder Balance Sheet, or thereafter acquired by Corporation or Shareholder, consist of items of a quantity and quality usable or salable in the ordinary course of Corporation's or Shareholder's business. Changes to the inventories of Corporation or Shareholder arising after the date of the Corporation Balance Sheet or the Shareholder Balance Sheet and before the date of this Agreement are in Section 3.6(d) of the Corporation Disclosure Schedule or the Shareholder Disclosure Schedule. The value at which inventories are carried reflect the inventory valuation policy of Corporation and Shareholder, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of Corporation and Shareholder, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

         3.7      TAX MATTERS.

                  (a) Corporation and Shareholder have duly filed all tax returns, reports and estimates required to be filed by them, for all years and periods (and portions thereof) for which any such returns, reports or estimates were due on or prior to the Closing Date. All such returns, reports and estimates, as filed, were complete, correct and accurate in all material respects. All taxes due from Corporation and Shareholder have been paid with respect to years and periods ending on or prior to the Closing Date. Neither Corporation nor Shareholder has received any notice of any pending assessments, asserted deficiencies or claims for additional taxes that are payable and have not been paid, except to the extent that they are subject to a bona fide dispute with the relevant taxing authority. The reserves for taxes, if any, reflected on the Corporation Balance Sheet and Shareholder Balance Sheet included in the Corporation Financial Statements and Shareholder Financial Statements are adequate and there are no tax liens on any property or asset of Corporation or Shareholder other than liens for taxes not yet due. There have been no examinations of any of Corporation's or Shareholder's tax returns or reports by any Governmental Entity. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return or report for any period and no request for such an agreement or waiver is pending.


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

                  (b) All taxes that Corporation and Shareholder have been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority.

                  (c) Neither Corporation nor Shareholder is a party to any tax-sharing agreement or similar arrangement with any other party.

                  (d) At no time has Corporation or Shareholder been included in the federal consolidated income tax return of any affiliated group of corporations.

                  (e) Neither Corporation nor Shareholder is obligated to make any "parachute payment," as defined in Section 280G of the Code.

                  (f) Neither Corporation nor Shareholder will be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by Corporation or Shareholder prior to the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by Corporation or Shareholder prior to the Closing Date with any taxing authority with regard to the tax liability of Corporation or Shareholder for any tax period (or portion thereof) ending on or before the Closing Date.

                  (g) Neither Corporation nor Shareholder is under any contractual obligation to pay any tax obligations of any other person, or any tax obligation with respect to any transaction of any other person or to indemnify any other person with respect to any tax.

                  (h) Neither Corporation and Shareholder has at any time filed a consent to the application of Section 341(f)(2) of the Code to any property or assets held, acquired or to be acquired by it, and will not file any such consent before the Closing Date.

         3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 21, 2000, Corporation and Shareholder have conducted their business in the ordinary and usual course and, without limiting the generality of the foregoing, neither Corporation nor Shareholder:

                  (a) suffered any event or occurrence that has had a Material Adverse Effect on Corporation or Shareholder;

                  (b) suffered any damage, destruction or loss, whether or not covered by insurance, that had a Material Adverse Effect on Corporation or Shareholder;

                  (c) granted any increase in the compensation payable or to become payable by Corporation or Shareholder to their officers or employees;

                  (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

                  (e) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates except as may be required by any modification or change in GAAP;

                  (f) sold, assigned, transferred, or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, process, know-how, formula or trade secret or interest therein or other intangible asset or licensed any of the foregoing;

                  (g)      suffered any labor dispute;

                  (h) entered into any material commitment or obligation, except with Pathways;

                  (i) incurred any material liability (including, without limitation, any contingent liability with respect to the obligation of others), except in connection with the transactions contemplated by this Agreement;

                  (j) permitted or allowed any of its property or assets to be subjected to any Encumbrance, except in the ordinary course of its business and except for liens of current taxes not yet due;

                  (k) made any capital expenditure or commitment for additions to property, plant or equipment in excess of $10,000 in the aggregate;

                  (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates, officers, employees, directors or shareholders or any Affiliate of any of the foregoing, other than salary or benefits to Corporation or Shareholder employees in the ordinary course of business; or

                  (m)      agreed to take any action described in this Section
3.8 or outside of the ordinary course of its business or that would constitute a breach of any of the representations or warranties of Corporation or Shareholder contained in this Agreement.

         3.9      TITLE AND RELATED MATTERS; PROPERTY.

                  (a) Corporation and Shareholder have good and marketable title to all the properties and assets, real and personal, reflected on the Corporation Balance Sheet or Shareholder Balance Sheet included in the Corporation Financial Statements or Shareholder Financial Statements or acquired after the date of such Corporation Balance Sheet or Shareholder Balance Sheet (except properties and assets sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or property which is leased), free and clear of all


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Encumbrances, except for purchase money security interests and the lien of current taxes not yet due and payable and Encumbrances which are immaterial in the aggregate. Section 3.9(a) of the Corporation Disclosure Schedule and Shareholder Disclosure Schedule lists all material items of equipment owed or leased by Corporation or Shareholder, and such equipment is (i) adequate for the conduct of the business of Corporation or Shareholder as currently conducted and as proposed to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                  (b) All real and personal property leases to which Corporation or Shareholder are a party are valid, binding, enforceable and effective in accordance with their respective terms. There is not any existing default by Corporation or Shareholder under any of such leases or any event of default or event that, with notice or lapse of time or both, would constitute an event of default by Corporation or Shareholder or, to Corporation's or Shareholder's knowledge, by any other party to any of such leases which could be expected to have a Material Adverse Effect on Corporation or Shareholder. True, correct and complete copies of each Corporation or Shareholder lease described in this Section 3.9(b) have been provided to for Pathways.

         3.10     INTELLECTUAL PROPERTY.

                  (a) Corporation and Shareholder own, or are licensed (including pursuant to licenses, sublicenses or other agreements, collectively referred to herein as "LICENSED INTELLECTUAL PROPERTY") or otherwise possess a legal right to use, all (i) issued patents and patent applications, (ii) trademarks, trade names, service marks and domain names, (iii) copyrights and mask works, and (iv) other processes, formulae, methods, schematics, technology, know-how, inventions (whether or not patentable), computer software programs or applications, tangible or intangible proprietary and confidential information or materials and trade secrets, to the extent any of such rights are material to the conduct of the business of Corporation or Shareholder as currently conducted or as proposed to be conducted (all of which are referred to as the "CORPORATION INTELLECTUAL PROPERTY RIGHTS")

                  (b) Sections 3.10(b) of the Corporation Disclosure Schedule and Shareholder Disclosure Schedule contain an accurate and complete list of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights, included in the Corporation Intellectual Property Rights, including the jurisdictions in which each such Corporation Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed,
(ii) all licenses, sublicenses, distribution agreements and other agreements to which Corporation or Shareholder is a party and pursuant to which any person is authorized to use any Corporation Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any Corporation or Shareholder Product or any adaptation, translation or derivative work based on any Corporation or Shareholder Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Corporation or Shareholder is a party and pursuant to which Corporation or Shareholder is authorized to use any Licensed Intellectual Property, which is incorporated in or forms a part of any Corporation or Shareholder Product, (iv) all joint development or joint venture agreements to which Corporation and Shareholder is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Corporation or Shareholder has obtained funding for research and development activities.

                  (c) Neither Corporation nor Shareholder is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Corporation Intellectual Property Rights or Licensed Intellectual Property.

                  (d) Neither Corporation nor Shareholder: (i) has received notice that it has been sued in any suit, action or proceedings which involves a claim of infringement or misappropriation of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party;
(ii) has received any communications alleging that Corporation or Shareholder has violated, or by conducting its business as proposed, would violate any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (iii) has any reason to believe that the manufacturing, marketing, licensing or sale of any Corporation or Shareholder Product or the provision of services in the course of Corporation's or Shareholder's business infringes or misappropriates any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; or (iv) hasany knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Corporation Intellectual Property Rights or Licensed Intellectual Property.

                  (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Corporation or Shareholder Products at any stage of their development (the "CORPORATION COMPONENTS") were written, developed and created solely and exclusively by employees of Corporation or Shareholder without the assistance of any third party or were created by third parties who assigned exclusive ownership of all their rights to Corporation or Shareholder pursuant to valid and enforceable agreements. Each person currently or formerly employed by Corporation or Shareholder (including independent contractors, if any) that has or had access to confidential information of Corporation or Shareholder have executed and delivered to Corporation or Shareholder a confidentiality and non-disclosure agreement substantially in the form previously provided to Pathways. Corporation or Shareholder have at all times used commercially reasonable efforts to treat the Corporation and Shareholder Products and Corporation Components as containing trade secrets and have not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain. Corporation and Shareholder have taken all reasonable steps that are required to protect Corporation's and Shareholder's rights in confidential information and trade secrets of Corporation and Shareholder or provided by any other person to Corporation and Shareholder.

                  (f) Neither the execution and delivery of any such agreement, nor the carrying on of Corporation's or Shareholder's business as currently conducted and as currently proposed to be conducted by any such person as an employee, consultant or independent contractor, as the case may be, has conflicted or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

                  (g) To the knowledge of Corporation or Shareholder, no person is infringing or misappropriating any Corporation Intellectual Property Rights.

                  (h)      Each (i) patent, (ii) trademark, (iii) copyright,
(iv) service mark or (v) other Corporation Intellectual Property Right that has been registered, filed, certified or otherwise perfected by recordation with any Governmental Entity ("CORPORATION REGISTERED INTELLECTUAL PROPERTY") is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Corporation Registered Intellectual Property which are due before the Closing have been or will be paid prior to the Closing and all necessary documents and certificates in connection with such Corporation Registered Intellectual Property which are due before the Closing have been or will be filed prior to the Closing with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Corporation Registered Intellectual Property. In each case in which Corporation or Shareholder has acquired any Corporation Intellectual Property rights from any person, Corporation or Shareholder has, as the case may be, obtained a valid assignment sufficient to irrevocably transfer all rights in such Corporation Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Corporation or Shareholder and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Corporation and Shareholder have recorded each such assignment with the relevant governmental authorities, including the United States Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

                  (i) There are no contracts, licenses or agreements between Corporation or Shareholder and any other person with respect to Corporation Intellectual Property Rights under which there is any dispute known to Corporation or Shareholder regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Corporation or Shareholder.

         3.11     EMPLOYEE BENEFIT PLANS.

                  (a) Sections 3.11 of the Corporation Disclosure Schedule and Shareholder Disclosure Schedule lists, with respect to Corporation or Shareholder and any trade or business (whether or not incorporated) which is treated as a single employer with Corporation or Shareholder (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Code, each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, termination pay, deferred compensation, sabbatical, performance awards, bonus, stock or stock-related awards, fringe benefit, cafeteria benefit, dependent care, including, without limitation, each "employee benefit plan" as defined in
Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to by Corporation or Shareholder or any ERISA Affiliate or with respect to which Corporation or Shareholder or any ERISA Affiliate has or may have any liability (collectively, the "CORPORATION

OR SHAREHOLDER EMPLOYEE PLAN(S)"). None of the Corporation or Shareholder Employee Plans promise or provide retiree medical or other retiree welfare benefits to any person. Neither Corporation nor Shareholder has any plan or commitment to establish any new Corporation or Shareholder Employee Plans or amend any Corporation or Shareholder Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Corporation's or Shareholder's Financial Statements, except for such amendments as may be required by law.

                  (b) DOCUMENTS. Except for such items the nondisclosure of which would not have a Material Adverse Effect on Corporation, Corporation and Shareholder have furnished to Pathways true and complete copies of the current documents relating to each of the Corporation or Shareholder Employee Plans, including (without limitation) plan documents, trust documents, the most recent determination or opinion letter issued by the Internal Revenue Service ("IRS"), group annuity contracts, plan amendments that have not yet been incorporated into the current version of a restated plan document, insurance policies or contracts, employee booklets, administrative service agreements, summary plan descriptions, Form 5500 reports filed for the last three plan years, standard COBRA forms and notices, all registration statements and prospectuses, any correspondence or inquiry by the IRS (other than that relating to any determination letter application) or Department of Labor ("DOL"), and any material employee communications relating to any Corporation or Shareholder Employee Plan that is materially inconsistent with the terms of any Corporation or Shareholder Employee Plan.

                  (c) COMPLIANCE. Each Corporation or Shareholder Employee Plan has been administered in accordance with its terms and is in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) in all material respects, and Corporation and Shareholder and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material default under or in violation of and have no knowledge of any material default or violation by any other party to, any of the Corporation or Shareholder Employee Plans. Any Corporation or Shareholder Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Corporation or Shareholder Employee Plan subject to Code Section 401(a). There are no suits, administrative proceedings, including any audit or inquiry by the IRS or DOL, actions or other litigation pending, or to the knowledge of Corporation or Shareholder threatened against or with respect to any Corporation or Shareholder Employee Plan, other than routine claims for benefits and those relating to Qualified Domestic Relations Orders. Corporation and Shareholder and each of its United States subsidiaries have complied in all material respects with the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or any applicable state continuation coverage requirements, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act and the Cancer Rights Act of 1998.

                  (d) NO TITLE IV OR MULTIEMPLOYER PLAN. Neither Corporation nor Shareholder has not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither Corporation nor Shareholder nor any ERISA Affiliate is a party to, has made or is required to make any contribution to, or otherwise incurred any obligation or liability under any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Corporation nor Shareholder nor any ERISA Affiliate has any actual or potential withdrawal liability for any complete or partial withdrawal from any multiemployer plan.

                  (e) EFFECT OF TRANSACTION. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Corporation or Shareholder to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in EXHIBIT C to this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Corporation or Shareholder pursuant to any Corporation or Shareholder Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

         3.12     CONTRACTS.

                  (a) Except as set forth in the Corporation Disclosure Schedule or Shareholder Disclosure Schedule, neither Corporation nor Shareholder is a party or subject to any agreement, obligation or commitment, written or oral:

                           (i)      that calls for any fixed or contingent
payment or expenditure or any related series of fixed and/or contingent payments or expenditures by or to Corporation or Shareholder totaling more than $10,000 in any year;

                           (ii)     with agents, advisors, salesmen, sales
representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

                           (iii)    to provide funds to or to make any
investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

                           (iv)     with respect to obligations as guarantor,
surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

                           (v)      for any line of credit, standby financing,
revolving credit or other similar financing arrangement;

                           (vi)     for the sale or lease of any real property
involving more than $10,000 per annum;

                           (vii)    to provide any warranty or indemnity
relating to products or services provided by Corporation or Shareholder, other than any warranties or indemnities contained in Corporation's or Shareholder's standard terms and conditions of sale provided to Pathwaysand warranties implied by law; or

                           (viii)   with any distributor, original equipment
manufacturer, value added remarketer or other person for the distribution of any of the Corporation or Shareholder Products.

                  (b) To Corporation's or Shareholder's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

                  (c) Sections 3.12(c) of the Corporation Disclosure Schedule and Shareholder Disclosure Schedule list each vendor that (i) manufactures for or supplies to Corporation or Shareholder any material product or component of any Corporation or Shareholder Product and to which Corporation or Shareholder paid more than $50,000 in 1997, 1998 or 1999, or (ii) is the sole source for any product or component of any Corporation or Shareholder Product.

                  (d) Neither Corporation nor Shareholder is in default under or in breach or violation of, nor, to Corporation's or Shareholder's knowledge, is there any valid basis for any claim of default by Corporation or Shareholder under, or breach or violation by Corporation or Shareholder of, any contract, commitment or restriction to which Corporation or Shareholder is a party or by which it or any of its properties or assets is bound or affected, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on Corporation or Shareholder. To Corporation's or Shareholder's knowledge, no other party is in default under or in breach or violation of, nor, to Corporation's or Shareholder's knowledge, is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which Corporation or Shareholder is a party or by which any of its properties or assets is bound or affected, where such defaults, breaches, or violations would, individually or in the aggregate, have a Material Adverse Effect on Corporation or Shareholder.

         3.13 COMPLIANCE WITH LAW. Corporation and Shareholder possess all regulatory consents, authorizations, approvals, licenses and permits required by any Governmental Entity in connection with the conduct of all aspects of its business as presently conducted. Corporation and Shareholder have complied with all such consents, authorizations, approvals, licenses and permits and with all applicable laws, regulations and other requirements of each Governmental Entity having jurisdiction over Corporation or Shareholder. Neither Corporation nor Shareholder has received any (i) notification of any asserted present or past failure by Corporation or Shareholder to comply with such laws, rules or regulations, or (ii) written complaint, inquiry or request for information from any Governmental Entity relating thereto.

         3.14 LABOR DIFFICULTIES. To Corporation's or Shareholder's knowledge, Neither Corporation nor Shareholder is engaged in any unfair labor practice or is in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There are no proceedings pending or, to Corporation's or Shareholder's knowledge, reasonably expected or threatened, between Corporation or Shareholder and any of its current or former employees. There are no claims pending or, to Corporation's or Shareholder's knowledge, reasonably expected or threatened, against Corporation or Shareholder under any workers' compensation or disability plan or policy. Corporation and Shareholder have provided all employees with all wages, benefits and compensation earned up through the date of this Agreement. There is no unfair labor practice complaint against Corporation or Shareholder pending, or, to Corporation's or Shareholder's knowledge, threatened, nor are there any grievances which could form the basis for such a complaint before the National Labor Relations Board. To Corporation's or Shareholder's knowledge, (i) the consummation of the transactions contemplated by the Transaction Documents will not have a Material Adverse Effect on its relations with Corporation or Shareholder employees, and (ii) none of the Corporation or Shareholder employees intends to leave its employment, whether as a result of the transactions contemplated by the Transaction Documents or otherwise.

         3.15     CERTAIN TRANSACTIONS.

                  (a) No Affiliate of Corporation or Shareholder has any interest in (i) any material equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Corporation Intellectual Property Rights, used in connection with or pertaining to the business of Corporation or Shareholder, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Corporation or Shareholder Products, (iii) any entity that competes with Corporation or Shareholder, or with which Corporation or Shareholder is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which Corporation or Shareholder is a party; PROVIDED, HOWEVER, that no Affiliate of Corporation or Shareholder or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on Nasdaq.

                  (b)      Neither Corporation nor Shareholder is a party to any
(i) agreement with any officer or other employee of Corporation or Shareholder
(x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Corporation or Shareholder in the nature of any of the transactions contemplated by this Agreement, (y) providing any term of employment or compensation guaranty, or (z) except as set forth in EXHIBIT C, providing severance benefits or other benefits after the termination of employment of such officer or other employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan (other than such plans with respect to any Corporation or Shareholder options), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         3.16 EMPLOYEES AND CONSULTANTS. True, correct and complete copies of all written agreements and descriptions of all oral agreements with individual employees and consultants to which Corporation or Shareholder are a party have been delivered to Pathways. The Corporation Disclosure Schedule and Shareholder Disclosure Schedule list the names of all Corporation and Shareholder employees.

         3.17 INSURANCE. Section 3.17 of the Corporation Disclosure Schedule or Shareholder Disclosure Schedule lists all forms of insurance held by Corporation or Shareholder. To Corporation's or Shareholder's knowledge, Corporation or Shareholder have not done anything, either by way of action or inaction, that would invalidate any insurance policies and other forms of insurance held by Corporation or Shareholder in whole or in part. There is no claim by Corporation or Shareholder pending under any of such policies.

         3.18 LITIGATION. There is no action, proceeding, claim or investigation pending against Corporation or Shareholder or affecting any of its properties, assets or operations before any court or administrative agency, and, to Corporation's or Shareholder's knowledge, no such action, proceeding, claim or investigation has been threatened, nor is there any reasonable basis therefor. Without limiting the generality of the preceding sentence, there is no basis for any shareholder or former shareholder of Corporation or Shareholder, or any other person, firm, corporation or entity, to assert a claim against Corporation, Shareholder, or Pathways based upon (i) issuance or rights to issuance by Corporation or Shareholder of any shares of Corporation or Shareholder capital stock, (ii) any rights as a Corporation's or Shareholder's shareholder, including any option or preemptive rights or rights to notice or to vote, or (iii) any rights under any agreement between Corporation or Shareholder and any of its shareholders or former shareholders, or option holders or former option holders in their capacity as such. There is no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Corporation or Shareholder or, to Corporation's or Shareholder's knowledge, affecting any of its properties, assets or operations. No product liability or warranty claim has been asserted or threatened against Corporation or Shareholder nor, to Corporation's or Shareholder's knowledge, is there any specific situation, set of facts or occurrence that provides a basis for any such claim.

         3.19 CORPORATE MINUTES, ETC. Corporation and Shareholder have made available to Pathways true, correct and complete copies of (i) its minute book containing complete records of all proceedings, consents, actions, and meetings of its shareholders, Board of Directors and any committees thereof, (ii) all material permits, orders, and consents issued by any Governmental Entity with respect to Corporation or Shareholder, or any securities of Corporation or Shareholder, and all applications for such permits, orders, and consents, and
(iii) the stock certificate and transfer books and the stock register of Corporation or Shareholder setting forth all issuances and transfers of any capital stock of Corporation or Shareholder. The corporate minute books, stock certificate books, stock registers and other corporate records of Corporation or Shareholder and the copies thereof provided to Pathways are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

         3.20 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. Corporation and Shareholder have complied with and not violated any laws, regulations or requirements of any Governmental Entity related to pollution or protection of the environment, including those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. To Corporation's or Shareholder's knowledge, there are no conditions, circumstances, activities, practices, incidents, or actions which are likely to form the basis of any claim, action, suit, proceeding, hearing or investigation against Corporation or Shareholder based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes.

         3.21 NO BROKERS. Neither Corporation nor Shareholder is obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

         3.22 GOVERNMENT CONTRACTS. All agreements pursuant to which Corporation or Shareholder has sold or licensed any of its products to, or performed services for, any Government Contract Party are listed in Section 3.22 of the Corporation Disclosure Schedule or Shareholder Disclosure Schedule. All of Corporation's or Shareholder's technical data and computer software was developed exclusively at private expense.

         3.23 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for Agreements with Pathways, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Corporation or Shareholder is a party or otherwise binding upon Corporation or Shareholder which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of Corporation or Shareholder, any acquisition of property (tangible or intangible) by Corporation or Shareholder, the conduct of business by Corporation or Shareholder or otherwise limiting the freedom of Corporation or Shareholder to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, Neither Corporation nor Shareholder has entered into any agreement under which Corporation or Shareholder is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         3.25 DISCLOSURE. Corporation and Shareholder have delivered to Pathways a true, complete and correct copy of each document referred to in the Corporation Disclosure Schedule or Shareholder Disclosure Schedule or otherwise required by this Section 3 to be delivered.

         3.26 NO MATERIAL ADVERSE EFFECT. There has been no Material Adverse Effect on Corporation or Shareholder since March 21, 2000, and to Corporation's or Shareholder's knowledge, since March 21, 2000 there has not occurred any event which could reasonably be expected to have a Material Adverse Effect on Corporation or Shareholder.

         3.27 NO MISREPRESENTATION. No representation or warranty by Corporation or Shareholder in this Agreement, or any statement, certificate or schedule furnished or to be furnished by Corporation or Shareholder pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

         3.28 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder further represents and warrants to Pathways that:

                  A. AUTHORIZATION. Shareholder has full power and authority to submit, sell, assign and transfer the Shares represented by the certificate(s) submitted on the Closing Date (described in Section 8), free and clear of all liens, encumbrances and claims of others. All obligations and agreements set forth in this Agreement shall survive the death or incapacity of Shareholder and shall be binding upon the personal representatives, estates, successors and assigns of Shareholder. The Shareholder will, upon request, execute and deliver any additional documents necessary or desirable to complete the surrender of such Shares.

                  B. PURCHASE ENTIRELY FOR OWN ACCOUNT. Shareholder hereby confirms that the Pathways Preferred Stock to be acquired under the terms and conditions of this Agreement will be acquired for investment for the account of the Shareholder, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Shareholder further represents that such Shareholder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such persons or to any third person, with respect to the Pathways Preferred Stock. The Shareholders represent that he or she has full power and authority to execute this Agreement.

                  C. DISCLOSURE OF INFORMATION. The Shareholder has had an opportunity to discuss Pathways' business, management, financial affairs and the terms and conditions of this Agreement with Pathways' management and has had an opportunity to review Pathways' facilities. The Shareholder understands that such information provided in this Agreement and other material provided by Pathways' to Shareholder was intended to describe the aspects of Pathways' business that Pathways believes to be material.
                           The Shareholder
                           acknowledges that no form of public solicitation or advertisement was used in connection with the offer and sale of the stock, and by reason of his or her business or financial experience, or the business or financial experience of his or her professional advisor, has the capacity to protect his or her own interest in connection with the offer and sale of the stock.

                  D. RESTRICTED SECURITIES. Shareholder understand that Pathways Preferred Stock has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Security Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholders' representations as expressed herein. The Shareholder understands that the Pathways Preferred Stock is characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Pathways in a transaction not involving a public offering and that under such laws and applicable regulations such Pathways Preferred Stock may be resold without registration under the Securities Act only in certain limited circumstances. Shareholder acknowledges that the Pathways Preferred Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Shareholder is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Pathways, the resale occurring not less than a specified number of years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

                  E. LEGENDS. Shareholder understands that the shares of Pathways Preferred Stock, may bear one or all of the following legends:

                  (1) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                  (2) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED UNDER THE LIMITED OFFERING EXEMPTION PROVIDED BY SECTION 25102(F) OF THE CALIFORNIA CORPORATIONS CODE.

                  (3) Any legend required by the blue sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

         F. INDEMNIFICATION. Shareholder acknowledge that they understand the meaning and consequences of the representations and warranties of this Section 3 hereof and Shareholder hereby agrees to indemnify and hold harmless Pathways, its shareholders, officers, directors, agents and employees and attorneys thereof, from and against any and all loss, damage or liability due to or arising out of a breach of any such representations or warranties. Notwithstanding the foregoing, however, no representation, warranty, acknowledgment or agreement made herein by Shareholder shall in any manner be deemed to constitute a waiver of any rights granted to Shareholder under federal or state securities laws.

         G. INVESTORS REPRESENTATION STATEMENT. Shareholder agrees that if Pathways Preferred Stock is transferred to the shareholders of Shareholder, Shareholder will optain from shareholders an Investment Representation Statement, substantially in the form attached hereto as Exhibit E.

         4. REPRESENTATIONS AND WARRANTIES OF PATHWAYS. Except as specifically disclosed in Pathways' Disclosure Schedule attached hereto as Exhibit D, Pathways represents and warrants to Corporation for the benefit of all Corporation's shareholders that:

         4.1 ORGANIZATION AND GOOD STANDING. Pathways is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and have all requisite corporate power and authority to carry on its business as it is now being conducted. Pathways is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the lack of such qualification or licensing (individually or in the aggregate) would not have a Material Adverse Effect on Pathways.

         4.2      POWER, AUTHORIZATION AND VALIDITY.

                  (a) Pathways has the corporate right, power, legal capacity and authority to execute and deliver, and to consummate the transactions contemplated by this Agreement and to perform its obligations under it. The execution and delivery of, and the consummation of the transactions contemplated by this Agreement is or will be validly approved and authorized by all necessary corporate action.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Pathways in connection with the execution and delivery of, and the consummation by it of the transactions contemplated by this Agreement, except for such filings under federal and state securities laws as have already been completed or which are not yet due.

                  (c) Upon the execution and delivery of this Agreement by Pathways, this Agreement will constitute a valid and binding obligation of Pathways, enforceable in accordance with its terms.

                  4.3 CAPITALIZATION. The authorized capital stock of Pathways consists of fifty million (50,000,000) shares of Common Stock, $.01 par value per share ("PATHWAYS COMMON STOCK"), of which thirteen million five hundred sixty two thousand (13,562,000)shares are issued and outstanding, and one million (1,000,000) shares of Preferred Stock, $.01 par value per share ("PATHWAYS PREFERRED STOCK"), of which seven hundred fifty thousand (750,000) shares have been designated as Series A Preferred Stock, of which three hundred thousand (300,000) shares are issued and outstanding, and two hundred eighteen thousand seven hundred fifty (218,750) will be designated as Series B Preferred Stock, of which no shares are issued and outstanding

                  4.4 NO VIOLATION OF EXISTING AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, (i) any provision of the Certificate of Incorporation or Bylaws of Pathways, as currently in effect, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Pathways is a party or by which Pathways or any of its properties or assets is bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pathways or its properties or assets.

                  4.5 NO BROKERS. Pathways is not obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

                  4.6 LITIGATION. There is no litigation pending, or to the knowledge of Pathways threatened, against Pathways or any of its officers and directors which, if determined adversely, have an adverse effect on Pathways' ability to deliver the Consideration.

                  4.7 Disclosure. Pathways has hereto delivered to Corporation for distribution to Corporation's shareholders each of the following:

                  (a) Annual report of Pathway on Form 10-K as filed with the Securities and Exchange Commission ("SEC") for Pathway's fiscal year ended on December 31, 1999; and

                  (b) Quarterly reports of the Pathways on Form 10-Q as filed with the SEC as filed with the SEC for each of the three 1999 fiscal quarters of Pathways through September 30, 1999.

                  Other than as contemplated or caused by this Agreement, there has not been any Material Adverse Effect on Pathways since December 31, 1999, and to Pathways' knowledge, since December 31, 1999 there has not occurred any event that could reasonably be expected to have a Material Adverse Effect on Pathways.

         5. COVENANTS OF SELLING PARTIES. Shareholder and Corporation covenant to and agree with Pathways as follows:


         5.1 CONDUCT OF BUSINESS; INTERIM OPERATIONS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement, Corporation agrees, subject to the limitations described in Section 5.1(r) below, to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Corporation shall promptly notify Pathways of any event or occurrence where such event or occurrence would result in a breach of any covenant of Corporation set forth in this Agreement or cause any representation or warranty of Corporation set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, Corporation shall not, without the prior written consent of Pathways:

                  (a) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Corporation Intellectual Property Rights;

                  (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

                  (c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except upon the exercise or conversion of securities outstanding on the date of this Agreement);

                  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

                  (e) sell, lease, license or otherwise dispose of any of its properties or assets except for transactions entered into in the ordinary course of business consistent with past practice;

                  (f) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (g) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or as required by GAAP;

                  (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit in the ordinary course of business consistent with past practice;

                  (i) amend or propose to amend its Articles of Incorporation or Bylaws;

                  (j) incur or commit to incur any individual capital expenditure in excess of $5,000 or aggregate capital expenditures in excess of $10,000;

                  (k) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

                  (l) waive or release any material right or claim, except in the ordinary course of business;

                  (m)      initiate any litigation or arbitration proceeding;

                  (n) accelerate, amend or change the period of exercisability of any options or restricted stock granted to employees of Corporation or authorize cash payments in exchange for any options granted under any of such plans;

                  (o) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency;

                  (p) change any of Corporation's or Shareholder's accounting policies or practices except as may be required by any modification or change in GAAP;

                  (q) change any of Corporation's or Shareholder's personnel policies in any material respect (except for changes contemplated by the Severance Plan);

                  (r) grant any person a power of attorney or similar authority; or

                  (s) agree in writing or otherwise to take any of the actions described in subsections (a) through (r) above, or any action which is reasonably likely to make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Closing Date.

         5.2 ACCESS TO INFORMATION. Until the Closing, subject to the terms and provisions of the Confidentiality and Nondisclosure Agreement attached hereto as Exhibit F, Corporation will allow Pathways and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, Corporation Intellectual Property Rights, personal property and financial condition. Until the Closing, Corporation shall cause its accountants to cooperate with Pathways and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to Corporation in the possession, custody or control of such accountants, subject to the execution by Pathways of a customary agreement with such accountants with respect to the use of such working papers.

         5.3 SHAREHOLDER CONSENT. Corporation shall promptly after the date hereof take all action necessary in accordance with Colorado Law and its Articles of Incorporation and Bylaws to solicit and obtain shareholder consent and approval to consummate the transactions contemplated by this Agreement. Corporation shall use commercially reasonable efforts to solicit such consent and approval from the shareholders of Corporation at the earliest practicable date and not later than April 7, 2000. The Board of Directors of Corporation will recommend to the Corporation Shareholders that the transactions contemplated by this Agreement be approved and will use commercially reasonable efforts to solicit the approval of such matters by the Corporation Shareholders. Corporation will provide to Pathways copies of all documents and other information furnished to the shareholders of Corporation, if applicable, in connection with such solicitation.

         5.4 REGULATORY APPROVALS. Prior to the Closing, Corporation will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement. Corporation will use commercially reasonable efforts to obtain or, as applicable, to assist Pathways in obtaining all such authorizations, approvals and consents.

         5.5 SATISFACTION OF CONDITIONS PRECEDENT. Corporation will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 8.1 and 2 and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         5.6 OTHER NEGOTIATIONS. From and after the date of this Agreement until the termination of this Agreement by its terms, Corporation shall not, directly or indirectly through any officer, director, employee, representative or agent of Corporation or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or a material portion of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Corporation other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage or participate in negotiations or discussions concerning, or provide any information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.Shareholder and Corporation ("Selling Parties"), jointly and severally, warrant that:

         6        CONDITIONS PRECEDENT TO PATHWAYS' PERFORMANCE. The obligations of Pathways to purchase the Shares under this Agreement are subject to the satisfaction, at or before the closing, of all the conditions set out in this Agreement. Pathways may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Pathways of any of its other rights or remedies, at law or in equity, if Shareholder or Corporation are in default of any of their representations, warranties, or covenants under this Agreement.

         6.1 ACCURACY OF SELLING PARTIES' WARRANTIES. Except as otherwise permitted by this Agreement, all warranties by each of the Selling Parties in this Agreement, or in any written statement that will be delivered to Pathways by any of them under this Agreement, must be true on the closing date as though made at this time.

         6.2 PERFORMANCE BY SELLING PARTIES. Selling Parties must have performed, satisfied, and complied with all covenants, agreements, and conditions required by this agreement to be performed or complied with by them, or any of them, by the closing date.

         6.3 NO MATERIAL ADVERSE CHANGE. During the period from the date of this Agreement to the closing date, there will not have been any material adverse change in the financial condition or the results of operations of the Corporation, and Corporation will not have sustained any insured or uninsured loss or damage to its assets that materially affects its ability to conduct a material part of its business.

         6.4 OPINION OF SELLING PARTIES' COUNSEL. Pathways will have received from counsel for Selling Parties, an opinion dated the closing date, in a form approved by counsel for Pathways, that:

                  6.4.1 Corporation and Shareholder are corporations duly incorporated, validly existing, and in good standing under the laws of the State of Colorado, and each has all necessary corporate power to own its properties as now owned and operate its business as now operated.

         6.5 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered to Pathways under this Agreement will be satisfactory in all reasonable respects to Pathways and its counsel.

         7        CONDITIONS PRECEDENT TO SELLING PARTIES' PERFORMANCE.

         The obligations of Shareholder to sell and transfer the Shares under this Agreement are subject to the satisfaction, at or before the closing, of all the conditions set out in this Agreement. Shareholder may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Shareholder of any of its other rights or remedies, at law or in equity, if Pathways is in default of any of its representations, warranties, or covenants under this Agreement.

         7.1 ACCURACY OF PATHWAYS' WARRANTIES. Except as otherwise permitted by this Agreement, all warranties by Pathways in this Agreement, or in any written statement that delivered by Pathways under this Agreement, must be true on the closing date as though made at that time.

         7.2 PERFORMANCE BY PATHWAYS. Pathways must have performed, satisfied, and complied with all covenants, agreements, and conditions required by this agreement to be performed or complied with by it by the closing date.

         7.3 PATHWAYS' STOCK VALIDLY ISSUED. The shares of Pathways Preferred Stock to be issued and delivered under this Agreement will be, when delivered, validly issued, fully paid, and nonassessable.

         7.4 PATHWAYS' CORPORATE APPROVAL. The board of directors of Pathways will have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Pathways' obligations to be performed under this Agreement on or before the closing date.

         8        CLOSING. The transfer of the Shares by Shareholder to Pathways
("Closing") will take place at the offices of Shareholder, 117 Aspen Airport Business Center, Aspen, Colorado 81611 at 10:00 a.m. local time, on April 7, 2000, or at such other time and place as the parties may agree to in writing ("Closing Date").

         8.1 SELLING PARTIES' OBLIGATIONS AT CLOSING. At closing, Shareholder and Corporation must deliver to Pathways the following instruments, in form and substance satisfactory to Pathways and its counsel, the following:

                  8.1.1 A certificate or certificates representing the Shares, registered in the name of Shareholder, duly endorsed by Shareholder for transfer or accompanied by an assignment of the Shares duly executed by Shareholder,. On submission of that certificate or certificates to Corporation for transfer, Corporation will issue to Pathways a certificate representing the Shares, registered in Pathways' name.

                  8.1.2 The stock books, stock ledgers, minute books, and corporate seals of Corporation.

                  8.1.3 The opinion of counsel as provided in paragraph 6.4 of this Agreement.

                  8.1.4 Except as otherwise specified by Pathways, the written resignations of all the officers and directors of Corporation.

         8.2. PATHWAYS' OBLIGATIONS AT CLOSING. At the closing, Pathways must deliver to Shareholder a certificate representing the total number of shares of Pathways Preferred Stock to be issued and delivered at the closing under paragraph 1.3 of this Agreement.

         9        SELLING PARTIES' INDEMNITY. Shareholder and Corporation will indemnify, defend, and hold harmless Pathways against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Pathways may incur or suffer, which arise, result from ,or relate to any breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under this Agreement.

         10.      MISCELLANEOUS.

         10.1 GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of Colorado (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         10.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

         10.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         10.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

         10.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         10.7     SURVIVAL OF AGREEMENTS. Except as set forth below in this
SECTION 10.7, all covenants, agreements, representations and warranties made herein shall survive the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto.

         10.8 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         10.9 ATTORNEY FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorney fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorney fees. No sum for attorney fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorney fees.

         10.10 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this SECTION 10.10.

         Pathways:                         The Pathways Group, Inc.
                                           1221 North Dutton Avenue
                                           Santa Rosa, California 95401

                                           Attn: Christopher R. Miller




         Shareholder:                      SmartCard Solutions, Inc.
                                           117 Aspen Airport Business Center
                                           Aspen, Colorado 81611
                                           Attn: Jay D. Lussan

         Corporation:                      SmartCard Solutions Acquisition, Inc.
                                           117 Aspen Airport Business Center
                                           Aspen, Colorado 81611
                                           Attn: Jay D. Lussan

Any notice provided in any other manner will be treated as having been received only upon actual receipt of the party to be notified.

         10.11    TIME. Time is of the essence of this Agreement.

         10.12 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

         10.13 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this SECTION 10.

         10.14 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

         10.15 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         10.16 ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Shareholder, partner of any party hereto or any other person or entity except employees and Shareholders of Windsor specifically referred to herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

         10.17 DISPUTE RESOLUTION. ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE RESOLVED ONLY BY BINDING ARBITRATION, CONDUCTED BY THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (JAMS) (OR THEIR SUCCESSOR AND IF NO SUCCESSOR, THEN BY THE AMERICAN ARBITRATION ASSOCIATION), IN DENVER, COLORADO. WRITTEN NOTICE OF THE DEMAND FOR ARBITRATION SHALL BE SERVED ON THE OTHER PARTY TO THIS AGREEMENT AND FILED WITH THE ARBITRATION SERVICE. THE DEMAND FOR ARBITRATION SHALL BE MADE WITHIN A REASONABLE TIME AFTER THE DISPUTE HAS ARISEN, AND IN NO EVENT SHALL IT BE MADE AFTER THE DATE UPON WHICH IT WOULD HAVE BEEN BARRED BY THE TERMS OF THIS AGREEMENT OR APPLICABLE LAW. EACH ARBITRATOR MUST BE EXPERIENCED IN THE SUBJECT MATTER OF THE ARBITRATION. ARBITRATION SHALL BE COMPLETED NOT LATER THAN 180 DAYS FOLLOWING ITS INITIATION. IN REACHING THEIR AWARD, THE ARBITRATORS SHALL FOLLOW AND BE BOUND BY SUBSTANTIVE COLORADO LAW, AS IF THEY WERE JUDGES SITTING IN A COLORADO COURT OF LAW. HOWEVER, ARBITRATORS SHALL IN NO MANNER AWARD PUNITIVE DAMAGES (OR DAMAGES CALCULATED BY APPLYING A MULTIPLIER) OR DAMAGES FOR EMOTIONAL DISTRESS. THE AWARD SHALL BE IN WRITING AND SHALL CONTAIN FINDINGS OF FACT AND CONCLUSION OF LAW AND SHALL SET FORTH THE NATURE, AMOUNT AND MANNER OF CALCULATION OF ALL DAMAGES. THE AWARD SHALL BE FINAL AND BINDING, AND JUDGMENT MAY BE ENTERED UPON IT IN ANY COURT HAVING JURISDICTION. THIS PROVISION HAS BEEN EXPRESSLY AGREED TO BY THE PARTIES WITH FULL UNDERSTANDING THAT IT ACTS TO WAIVE THEIR RESPECTIVE CONSTITUTIONAL RIGHTS TO A TRIAL BY JUDGE OR JURY AND THEIR RESPECTIVE RIGHTS TO PUNITIVE OR EMOTIONAL DISTRESS DAMAGES.

         10.18 AUTHORITY TO SIGN. Each of the persons signing below on behalf of any party hereby represents and warrants that he or she is signing with full and complete authority to bind the party on whose behalf of whom he or she is signing, to each and every term of this Agreement.


                            [Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

SMART CARD SOLUTIONS, INC.,                         THE PATHWAYS GROUP, INC.
(a Colorado corporation)                            (a Delaware corporation)

By: /s/ JAY LOUSSAN                                 By: /s/ CAREY F. DALY, II
   -------------------------------------               -------------------------
    Chief Executive Officer                             Chief Executive Officer

SMART CARD SOLUTIONS
ACQUISITIONS, INC.
(a Colorado corporation)

By: /s/ JAY LOUSSAN
----------------------------------------
    Chief Executive Officer